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                                                           OMB APPROVAL
                           UNITED STATES                   OMB Number
                 SECURITIES AND EXCHANGE COMMISSION         3235-0167
                      Washington, D.C.  20549              Expires:
                                                           November 30,
                                                            1992
                                                           Estimated
                                                           Average Burden
                                                           hours per
                                                           response . . .. 1.50

                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number 0-14272
                   -------------------------------

                       Americorp, Inc.
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)

7393 Hodgson Memorial Drive, Savannah, Georgia, 31406,  (912) 921-7100
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, Par Value $.01
     --------------------------------------------------------
     (Title of each class of securities covered by this Form)

                               None
  --------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    /x/       Rule 12h-3(b)(1)(i)     / /
        Rule 12g-4(a)(1)(ii)   / /       Rule 12h-3(b)(1)(ii)    / /
        Rule 12g-4(a)(2)(i)    / /       Rule 12h-3(b)(2)(i)     / /
        Rule 12g-4(a)(2)(ii)   / /       Rule 12h-3(b)(2)(ii)    / /
                                         Rule 15d-6

     Approximate number of holders of record as of the
certification or notice date:    1
                               ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Bank Corporation of Georgia, as the successor by merger to Americorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     March 27, 1996                    By: /s/ Joseph W. Evans
                                               Joseph W. Evans, President

Instructions: This form is required by rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.